Exhibit 99.1

Greatbatch, Inc. Reports 2013 Fourth Quarter and Full Year Results

FRISCO, Texas--(BUSINESS WIRE)--February 24, 2014--Greatbatch, Inc. (NYSE:GB), today announced results for its fourth quarter and full-year ended January 3, 2014 highlighted by 5% constant currency organic revenue growth for the full year 2013; 12% year over year improvement in adjusted operating income; and 19% improvement in adjusted diluted EPS over 2012.

	Year Ended
(Dollars in thousands, except per share data)	January 3,	December 28,	%
	2014	2012	Change
Sales	$663,945	$646,177	3%
Organic Constant Currency Sales Growth	5%	0%

GAAP Operating Income	$61,339	$25,821	138%
GAAP Operating Income as % of Sales	9.2%	4.0%

Adjusted Operating Income*	$82,922	$73,889	12%
Adjusted Operating Income as % of Sales	12.5%	11.4%

GAAP Diluted EPS	$1.43	$(0.20)	N/A
Adjusted Diluted EPS*	$2.10	$1.77	19%

Adjusted EBITDA*	$118,888	$112,345	6%
Adjusted EBITDA as a % Sales	17.9%	17.4%

	Three Months Ended
(Dollars in thousands, except per share data)	January 3,	December 28,	%	September 27,	%
	2014	2012	Change	2013	Change
Sales	$176,619	$159,186	11%	$167,730	5%
Organic Constant Currency Sales Growth	13%	(2)%		5%

GAAP Operating Income	$12,863	$1,405	NA	$17,002	(24)%
GAAP Operating Income as % of Sales	7.3%	0.9%		10.1%

Adjusted Operating Income*	$19,407	$21,121	(8)%	$22,012	(12)%
Adjusted Operating Income as % of Sales	11.0%	13.3%		13.1%

GAAP Diluted EPS	$0.38	$(0.23)	NA	$0.44	(14)%
Adjusted Diluted EPS*	$0.55	$0.53	4%	$0.57	(4)%

Adjusted EBITDA*	$28,715	$30,508	(6)%	$30,817	(7)%
Adjusted EBITDA as a % Sales	16.3%	19.2%		18.4%

* Refer to Tables A, B and C at the end of this release for a reconciliation of GAAP to adjusted amounts.

CEO Comments

“We are pleased with our 2013 performance having finished the year in line with our revenue and EPS expectations, which delivered 5% organic constant currency revenue growth, a 12% increase in adjusted operating income and $2.10 adjusted diluted EPS,” stated Thomas J. Hook, president and CEO. “Along with achieving our financial targets for 2013, we also made significant progress and achieved numerous milestones on our long-term strategic imperatives. This included our PMA filing for our spinal cord stimulation system to treat chronic intractable pain of the trunk and/or limbs. We subsequently filed for CE Mark approval in January of this year. Our intellectual property portfolio continues to expand with one third of the portfolio representing medical device patents. Through our new functional organization, we were able to improve and expand our sales and marketing efforts and deliver productivity improvements. We are renewed in our belief that our RD&E and sales and marketing investments, coupled with our operating discipline, position Greatbatch to meet its long term objectives of maintaining 5% organic constant currency growth and double digit adjusted diluted EPS growth.”

CFO Comments

“We ended the year with record revenues, excellent cash flows and delivered $2.10 adjusted diluted EPS. With 13% organic constant currency growth in the fourth quarter we achieved our targeted 5% organic constant currency revenue growth in 2013. Operating cash flow, when adjusted for tax payments related to the retirement of our convertible debt, totaled $86 million,” commented Michael Dinkins, executive vice president and chief financial officer. “Leveraging the Company’s revenue growth, adjusted operating income margin improved 110 basis points for the year although fourth quarter adjusted operating income was down 8% versus the same period in 2012 driven by several contributing factors including the planned increase in sales and marketing, higher medical device spending, expenses associated with filing intellectual property, and the timing of customer reimbursements for engineering projects."

Mr. Dinkins continued, “We are confirming our 2014 guidance of 3% to 6% organic constant currency revenue growth and 7% to 12% adjusted diluted EPS improvement.”

Fourth Quarter and Full Year Results

In connection with the realignment of the Company's operating structure in 2013 to optimize profitable growth, which included changing our management and reporting structure, the Company reevaluated its operating and reporting segments. Beginning in the fourth quarter of 2013, the Company determined that it has two operating segments. Greatbatch Medical designs and manufactures products where Greatbatch either owns the intellectual property or has unique manufacturing and assembly expertise and includes the financial results of the former Implantable Medical and Electrochem segments, excluding our QiG Group ("QiG"). QiG focuses on developing medical device systems for some of health care’s most pressing challenges. Through the research and development professionals in QiG, the Company is now investing in three areas - new medical device systems commercialization, collaborative programs with OEM customers, and strategic equity positions in start-up companies - to grow a diversified and distinctive portfolio. The medical device systems developed by QiG are manufactured by Greatbatch Medical. We have reclassified certain prior year amounts to conform them to the new segment presentation.

Fourth quarter and full year results for 2013 include an additional week of operations in comparison to the same periods of 2012 as the Company utilizes a fifty-two, fifty-three week fiscal year, which ends on the Friday nearest December 31st. Although this additional week of operations may have impacted certain financial statement line items, management believes that when combined with the additional holiday and weather related shutdowns, this additional week did not materially impact our net operating results.

Fourth quarter 2013 sales increased 11% to $176.6 million. After adjusting sales by $3.1 million for the divestiture of certain non-core orthopaedic product lines during the first quarter of 2013 and approximately $1 million for the positive impact of foreign currency exchange rate fluctuations in comparison to the prior year, sales increased $19.5 million or 13% organically. This growth was primarily due to strong organic constant currency growth from our cardiac/neuromodulation (17%) and orthopaedic (33%) product lines due to market share gains resulting from our increased sales and marketing investment, customer product launches and the release of backlog stemming from our Swiss consolidation and has not been adjusted for the additional week of sales. This growth was partially offset by an 18% decline in portable medical sales due to the tough comparable versus the fourth quarter of 2012 as well as our pricing discipline, which resulted in the loss of some low-margin business. For the year, sales increased 5% on an organic constant currency basis to a record $663.9 million, and, similar to our fourth quarter results, this increase was driven by above market growth from our cardiac/neuromodulation (6%) and orthopaedic (20%) product lines. This 5% increase is consistent with our long-term organic constant currency growth target.

Gross profit increased 11% to $57.4 million in the fourth quarter of 2013, compared to $51.9 million for the comparable 2012 period due to our higher sales volumes. In comparison to the prior year quarter, gross profit as a percentage of sales remained consistent at 32.5%. For the year, gross profit increased 9% to $219.3 million over 2012 and was driven by increased operational leverage due to our higher sales volumes and productivity initiatives, as well as a favorable sales mix of higher margin products. As a result, our gross profit as a percentage of sales for 2013 increased 180 basis points to 33.0% from 31.2% for 2012.

Selling, general and administrative (“SG&A”) expenses increased $3.3 million to $24.2 million for the fourth quarter of 2013 compared to $20.9 million for the same period of 2012. This increase is attributable to the additional investments in sales and marketing resources to drive core business growth, higher intellectual property filing fees, as well as the additional week of payroll expense in 2013. For the year, SG&A expenses increased 9% to $88.1 million, primarily due to the additional investments made in sales and marketing and increased performance-based compensation of $2.7 million. These increases were partially offset by the synergies realized from our Swiss orthopaedic facility consolidation of approximately $1.4 million.

Net research, development and engineering (“RD&E”) costs for the 2013 fourth quarter of $15.1 million increased $3.9 million over the fourth quarter of 2012. This increase was primarily attributable to a decrease in customer cost reimbursements compared to the prior year of $2.5 million, due to the timing of achievement of milestones on various projects. The remainder of this increase was due to a higher level of performance-based compensation as well as the additional week of payroll expense. These increases were partially offset by our Swiss orthopaedic facility consolidation which reduced RD&E expenses by $0.6 million in comparison to the prior year quarter. For the year, RD&E expenses increased $1.6 million as the fourth quarter increase and additional performance-based compensation for the year were partially offset by our initiative to refocus medical device RD&E investment, which began in the third quarter of 2012, and included the discontinuation of certain non-core RD&E projects.

In total, net medical device costs incurred by our QiG segment were $8.8 million and $30.5 million for the quarter and year ended January 3, 2014, respectively, compared to $6.9 million and $32.6 million for the respective 2012 periods. Current quarter and full-year 2013 QiG results include $1.3 million and $5.8 million, respectively, of design verification testing (“DVT”) costs incurred in connection with the Company’s development of a neuromodulation platform compared to $1.4 million and $5.2 million, respectively, for the comparable 2012 periods. QiG’s medical device technology investment is primarily focused on successfully commercializing Algostim and being selective in opportunities that leverage the strengths of Greatbatch Medical and drive sustainable growth.

GAAP operating income for the fourth quarter and full-year 2013 was $12.9 million and $61.3 million, respectively, compared to $1.4 million and $25.8 million, respectively, for the comparable 2012 periods. These increases were primarily due to gross profit improvements and lower consolidation and optimization costs, partially offset by higher SG&A and RD&E expenses. Adjusted operating income, which excludes other operating and DVT expenses, for the fourth quarter and full-year 2013 was $19.4 million and $82.9 million, respectively, compared to $21.1 million and $73.9 million, respectively, for the comparable 2012 periods. As a result of our increased operational leverage as well as our various consolidation and productivity initiatives implemented over the past year, our adjusted operating income as a percentage of sales for 2013 increased 110 basis points over the prior year to 12.5%. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The 2013 full-year GAAP effective tax rate was 25.7% compared to 171.3% for the same period of 2012. This decrease was primarily attributable to $6.2 million of tax charges recorded in 2012 relating to our Swiss Orthopaedic consolidation. These charges related to the loss of our Swiss tax holiday, due to our decision in 2012 to discontinue manufacturing in Switzerland and the valuation allowance established on our Swiss deferred tax assets, as it was more likely than not that they will not be fully realized. The reinstatement of the R&D tax credit in 2013, as well as higher income in lower tax rate jurisdictions also contributed to the more favorable tax rate in 2013.

GAAP diluted EPS for the fourth quarter and full-year 2013 were $0.38 and $1.43, respectively, compared to a loss of $0.23 and $0.20 for the respective 2012 periods. Adjusted diluted EPS for the fourth quarter and full-year 2013 were $0.55 and $2.10, respectively, compared to $0.53 and $1.77 for the corresponding 2012 periods. These represent increases of 4% and 19%, respectively, and are well above our long-term adjusted diluted EPS growth target of 10%. Refer to Table B at the end of this release for a reconciliation of GAAP net income (loss) to adjusted net income and the “Use of Non-GAAP Financial Information” section below.

Cash flow from operating activities for the fourth quarter and full-year of 2013 were $40.7 million and $56.8 million, respectively, compared to $25.3 million and $64.8 million, respectively, for the comparable 2012 periods. The quarter over quarter increase was primarily due to a higher level of cash operating income. During the fourth quarter and year-to-date periods of 2013, the Company made estimated tax payments related to the retirement of its convertible subordinated notes in 2013 of $8.2 million and $28.8 million. Excluding these tax payments, cash flow from operations totaled $48.9 million and $85.5 million for the fourth quarter and full-year of 2013, respectively. This excess cash flow from operations was used to repay $12.5 million of long-term debt during the fourth quarter of 2013 and brought total net long-term debt repayments to $33.3 million for 2013.

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	2013	2012	%	2013	%	2013	2012	%
Product Line	4th Qtr.	4th Qtr.	Chg.	3rd Qtr.	Chg.	Year	Year	Chg.
Greatbatch Medical
Cardiac/Neuromodulation	$85,408	$72,930	17%	$86,302	(1)%	$325,412	$306,669	6%
Orthopaedic	38,204	30,982	23%	30,079	27%	130,247	122,061	7%
Portable Medical	18,367	22,313	(18)%	19,320	(5)%	78,743	81,659	(4)%
Vascular	13,205	14,189	(7)%	12,279	8%	48,357	51,980	(7)%
Energy	13,463	13,042	3%	13,625	(1)%	52,488	54,066	(3)%
Other	7,086	4,942	43%	5,447	30%	25,655	27,287	(6)%
Total Greatbatch Medical	175,733	158,398	11%	167,052	5%	660,902	643,722	3%
QiG	886	788	12%	678	31%	3,043	2,455	24%
Total Sales	$176,619	$159,186	11%	$167,730	5%	$663,945	$646,177	3%

Organic Constant Currency Sales Growth	13%	(2)%		5%		5%	0%
Orthopaedic Organic Constant Currency Sales Growth	33%	0%		22%		20%	(8)%

Product Line Sales Highlights

Cardiac/neuromodulation sales for the fourth quarter and full-year 2013 increased 17% and 6%, respectively, over the prior year periods. This growth was driven by stronger market performance and continued deepening relationships with our OEM partners. More specifically, we experienced strong growth in batteries, capacitors, leads, and assembly revenue. We continue to see an increased pace of product development opportunities from our cardiac customers. We believe that these opportunities, combined with our increased sales and marketing resources, will allow the Company to continue to grow this product line faster than the underlying market.

Orthopaedic sales of $38.2 million and $130.2 million for the fourth quarter and year-to-date periods of 2013 increased 23% and 7%, respectively, in comparison to the fourth quarter and full-year of 2012. During the first quarter of 2013, the Company divested certain non-core orthopaedic product lines, which reduced fourth quarter revenue by $3 million and full-year 2013 orthopaedic revenue by approximately $15 million, in comparison to the prior year periods. Additionally, foreign currency exchange rate fluctuations benefited current quarter and full-year orthopaedic revenue by approximately $1 million and $2 million, respectively, in comparison to the prior year. On a constant currency organic basis, orthopaedic product line sales increased 33% and 20% in comparison to the prior year fourth quarter and full-year, respectively. These organic constant currency improvements were across all orthopaedic products and were above market growth rates primarily due to our increased sales and marketing efforts, customer market share gains, customer product launches, as well as the release of backlog built up as a result of our Swiss orthopaedic facility consolidation near the end of 2012.

Full-year 2013 vascular sales decreased $3.6 million in comparison to the prior year reflecting the previously communicated voluntary recall of two vascular medical devices in the fourth quarter of 2012.

Fourth quarter and full-year 2013 portable medical sales decreased $3.9 million and $2.9 million, respectively, compared to their respective 2012 periods. During the second half of 2013, this product line was impacted by our increased pricing discipline which resulted in the loss of some low-margin business. We expect these factors to continue to impact the year over year comparisons for this product line for the next three quarters. We believe that we can return this product line back to historical growth once we are past this period of difficult comparisons.

Fourth quarter other Greatbatch Medical revenue, which includes sales to our military and environmental customers, increased $2.1 million in comparison to the prior year fourth quarter but declined $1.6 million when comparing the year-to-date periods. These variances were primarily due to the timing of customer orders.

QiG revenue includes sales of neural interface technology, components and systems to the neuroscience and clinical markets. The 24% revenue growth for 2013 in comparison to 2012 was primarily due to having a full year of sales from NeuroNexus Technologies, Inc., which was acquired in February 2012, as well as the higher growth characteristics of the neuroscience and clinical markets.

Financial Guidance
Greatbatch estimates the following for 2014:

Sales	$685 - $705 million

GAAP Operating Income as a % of Sales	11.0% - 11.5%
Adjusted Operating Income as a % of Sales	13.0% - 13.3%

Capital Expenditures	$25 - $35 million
GAAP Effective Tax Rate	34% - 35%

GAAP Diluted EPS	$1.94 - $1.99
Adjusted Diluted EPS	$2.25 - $2.35

Adjusted operating income for 2014 is expected to consist of GAAP operating income excluding items such as acquisition, consolidation, integration and asset disposition/write-down charges totaling approximately $12 million to $15 million. The after tax impact of these adjustments is estimated to be $7.5 million to $10 million or $0.31 to $0.35 per share. The current expected GAAP effective tax rate for 2014 does not include the benefit of the U.S. R&D tax credit, which expired at the end of 2013. If reinstated, our 2014 GAAP effective tax rate could be lowered to 32% to 33%.

Conference Call

The Company will host a conference call on Tuesday, February 25, 2014 at 8:30 a.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com or by dialing 800-299-9086 and the participant passcode is 81394130. An audio replay will also be available beginning from 12:30 p.m. E.T. on February 25, 2014 until March 4, 2014. To access the replay, dial 888-286-8010 and enter the pass code 25822735.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. The Company develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets; and batteries for high-end niche applications in the portable medical, energy, military, and environmental markets. Additional information is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted operating income and margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and organic constant currency growth rates. These adjusted amounts, other than adjusted EBITDA and organic constant currency growth rates, consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of certain non-cash charges to interest expense, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses in connection with developing our neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) certain tax charges related to the consolidation of our Swiss Orthopaedic facility. Adjusted earnings per diluted share were calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of adjusted operating income excluding GAAP depreciation and amortization less adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income. To calculate organic constant currency growth rates that exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. We believe that the presentation of adjusted operating income and margin, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and organic constant currency growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or variations or the negative of these terms or other comparable terminology. These forward-looking statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives (including the consolidation of our Swiss orthopaedic operations); our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; changes in and challenges related to compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration and foreign government agencies regulating medical device approvals; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

	Three Months Ended
	Greatbatch Medical		QiG		Unallocated		Total
	Jan. 3,	Dec. 28,	Jan. 3,	Dec. 28,	Jan. 3,	Dec. 28,	Jan. 3,	Dec. 28,
(dollars in thousands)	2014	2012	2014	2012	2014	2012	2014	2012
Sales	$175,733	$158,398	$886	$788	$—	$—	$176,619	$159,186

Operating income (loss) as reported	$27,210	$13,123	$(8,806)	$(6,856)	$(5,541)	$(4,862)	$12,863	$1,405
Adjustments:
Medical device DVT expenses (RD&E)	—	—	1,314	1,351	—	—	1,314	1,351
Consolidation and optimization costs	4,151	17,974	6	—	266	274	4,423	18,248
Acquisition and integration expenses (income)	98	249	(260)	(77)	—	1	(162)	173
Asset dispositions, severance and other	1,048	101	114	(193)	(193)	36	969	(56)
Adjusted operating income (loss)	$32,507	$31,447	$(7,632)	$(5,775)	$(5,468)	$(4,551)	$19,407	$21,121
Adjusted operating margin	18.5%	19.9%	N/A	N/A	N/A	N/A	11.0%	13.3%

	Year Ended
	Greatbatch Medical		QiG		Unallocated		Total
	Jan. 3,	Dec. 28,	Jan. 3,	Dec. 28,	Jan. 3,	Dec. 28,	Jan. 3,	Dec. 28,
(dollars in thousands)	2014	2012	2014	2012	2014	2012	2014	2012
Sales	$660,902	$643,722	$3,043	$2,455	$—	$—	$663,945	$646,177

Operating income (loss) as reported	$111,805	$79,093	$(30,484)	$(32,554)	$(19,982)	$(20,718)	$61,339	$25,821
Adjustments:
Inventory step-up amortization (COS)	—	532	—	—	—	—	—	532
Medical device DVT expenses (RD&E)	—	—	5,793	5,190	—	—	5,793	5,190
Consolidation and optimization costs	13,388	34,372	86	6	1,284	4,670	14,758	39,048
Acquisition and integration expenses	187	1,287	(690)	167	1	6	(502)	1,460
Asset dispositions, severance and other	1,187	1,073	540	57	(193)	708	1,534	1,838
Adjusted operating income (loss)	$126,567	$116,357	$(24,755)	$(27,134)	$(18,890)	$(15,334)	$82,922	$73,889
Adjusted operating margin	19.2%	18.1%	N/A	N/A	N/A	N/A	12.5%	11.4%

Table B: Net Income (Loss) and Diluted EPS Reconciliation

	Three Months Ended				Year ended
	January 3, 2014		December 28, 2012		January 3, 2014		December 28, 2012
(in thousands except per share amounts)	Net Income	Impact Per Diluted Share	Net Income (Loss)	Impact Per Diluted Share	Net Income	Impact Per Diluted Share	Net Income (Loss)	Impact Per Diluted Share
Net income (loss) as reported	$9,781	$0.38	$(5,556)	$(0.23)	$36,267	$1.43	$(4,799)	$(0.20)
Adjustments:
Inventory step-up amortization (COS)(a)	—	—	—	—	—	—	346	0.01
Medical device DVT expenses (RD&E)(a)	854	0.03	879	0.04	3,765	0.15	3,374	0.14
Consolidation and optimization costs(a)	2,853	0.11	13,900	0.58	10,602	0.42	28,934	1.21
Acquisition and integration expenses (income)(a)	(105)	—	112	—	(326)	(0.01)	949	0.04
Asset dispositions, severance and other(a)	608	0.02	(44)	—	997	0.04	1,186	0.05
Loss on cost and equity method investments, net(a)(b)	43	—	297	0.01	451	0.02	69	—
CSN conversion option discount and deferred fee accelerated amortization(a)(c)	—	—	1,821	0.08	3,007	0.12	6,234	0.26
2012 R&D Tax Credit(d)	—	—	—	—	(1,600)	(0.06)	—	—
Swiss tax impact(e)	—	—	1,182	0.05	—	—	6,190	0.26
Adjusted net income and diluted EPS(f)	$14,034	$0.55	$12,591	$0.53	$53,163	$2.10	$42,483	$1.77
Adjusted diluted weighted average shares(g)	25,510		23,956		25,323		23,947

(a)	Net of tax amounts computed using a 35% U.S. and France statutory tax rates for the 2013 and 2012 periods and a 0% and 22.5% Switzerland tax rate for the 2013 and 2012 periods, respectively.
(b)	Pre-tax amounts are $66 thousand and $694 thousand for the 2013 quarter and full-year, respectively, and $456 thousand and $106 thousands for the 2012 quarter and full-year periods, respectively.
(c)	Pre-tax amount is $4.6 million for the 2013 full-year period and $2.8 million and $9.6 million for the 2012 quarter and full-year periods, respectively.
(d)

Relates to the 2012 portion of the R&D tax credit which was reinstated in the first quarter of 2013 retroactive back to the beginning of 2012. As required, the impact of the R&D tax credit relating to 2012 was recognized in 2013.

(e)

Relates to the loss of our Swiss tax holiday due to our decision to transfer manufacturing out of Switzerland, as well as the establishment of a valuation allowance on our Swiss deferred tax assets as it is more likely than not that they will not be fully realized.

(f)	The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.
(g)

Adjusted diluted weighted average shares for the fourth quarter and full-year periods of 2012 includes 295 and 363 thousand shares, respectively, of dilution related to outstanding stock incentive awards that were not dilutive for GAAP EPS purposes.

Table C: Adjusted EBITDA Reconciliation

	Three Months Ended		Year ended
	January 3,	December 28,	January 3,	December 28,
(dollars in thousands)	2014	2012	2014	2012
Sales	$176,619	$159,186	$663,945	$646,177

Adjusted operating income*	$19,407	$21,121	$82,922	$73,889

Add: Depreciation and amortization	9,308	12,298	35,966	46,368
Less adjustments included in depreciation and amortization:
Inventory step-up amortization	—	—	—	532
Consolidation and optimization accelerated depreciation	—	2,911	—	7,380
Adjusted EBITDA	$28,715	$30,508	$118,888	$112,345
Adjusted EBITDA as a % of sales	16.3%	19.2%	17.9%	17.4%

* Refer to table A for a reconciliation of GAAP to adjusted amounts.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Year Ended
	January 3,	December 28,	January 3,	December 28,
	2014	2012	2014	2012
Sales	$176,619	$159,186	$663,945	$646,177
Cost of sales	119,234	107,312	444,632	444,528
Gross profit	57,385	51,874	219,313	201,649
Operating expenses:
Selling, general and administrative expenses	24,198	20,939	88,107	80,992
Research, development and engineering costs, net	15,094	11,165	54,077	52,490
Other operating expenses, net	5,230	18,365	15,790	42,346
Total operating expenses	44,522	50,469	157,974	175,828
Operating income	12,863	1,405	61,339	25,821
Interest expense	1,313	4,879	11,261	18,055
Interest income	—	—	—	(1)
Loss on cost and equity method investments, net	66	456	694	106
Other expense, net	267	157	546	931
Income (loss) before provision for income taxes	11,217	(4,087)	48,838	6,730
Provision for income taxes	1,436	1,469	12,571	11,529
Net income (loss)	$9,781	$(5,556)	$36,267	$(4,799)

Earnings (loss) per share:
Basic	$0.40	$(0.23)	$1.51	$(0.20)
Diluted	$0.38	$(0.23)	$1.43	$(0.20)

Weighted average shares outstanding:
Basic	24,235	23,661	23,991	23,584
Diluted	25,510	23,661	25,323	23,584

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	January 3,	December 28,
	2014	2012
Current assets:
Cash and cash equivalents	$35,465	$20,284
Accounts receivable, net	113,679	120,923
Inventories	118,358	106,612
Refundable income taxes	2,306	—
Deferred income taxes	6,008	7,678
Prepaid expenses and other current assets	6,717	12,636
Total current assets	282,533	268,133
Property, plant and equipment, net	145,773	150,893
Amortizing intangible assets, net	76,122	87,345
Indefinite-lived intangible assets	20,288	20,828
Goodwill	346,656	349,035
Deferred income taxes	2,933	2,534
Other assets	16,398	11,107
Total assets	$890,703	$889,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,508	$45,274
Income taxes payable	—	94
Deferred income taxes	613	874
Accrued expenses	44,681	45,515
Total current liabilities	91,802	91,757
Long-term debt	197,500	225,414
Deferred income taxes	52,012	82,462
Other long-term liabilities	7,334	9,382
Total liabilities	348,648	409,015
Stockholders’ equity:
Preferred stock	—	—
Common stock	24	24
Additional paid-in capital	344,915	320,618
Treasury stock	(1,232)	(452)
Retained earnings	183,990	147,723
Accumulated other comprehensive income	14,358	12,947
Total stockholders’ equity	542,055	480,860
Total liabilities and stockholders’ equity	$890,703	$889,875

CONTACT:
Greatbatch, Inc.
Betsy Cowell, 214-618-4982
VP Finance and Treasurer
ecowell@greatbatch.com